Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EMERGENCY MEDICAL SERVICES CORPORATION

1. The name of the Corporation is Emergency Medical Services Corporation (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 1, 2005 (the “Original Certificate of Incorporation”).

2. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), this Amended and Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation in its entirety.

3. The text of the Certificate of Incorporation of the Corporation, as amended and restated by this Amended and Restated Certificate of Incorporation, reads in its entirety as follows:

ARTICLE FIRST: Name. The name of the Corporation is Emergency Medical Services Corporation.

ARTICLE SECOND: Registered Office. The location and address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. Corporation Service Company is the Corporation’s registered agent at that address.

ARTICLE THIRD: Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOURTH: Duration. The term of the Corporation’s existence is perpetual.

ARTICLE FIFTH: Authorized Stock.

Part A: Authorized Number of Shares. The total number of shares of capital stock that the Corporation shall have the authority to issue is 160,000,001 shares, consisting of: (i) 100,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 40,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), (iii) one share of Class B Special Voting Stock, par value $0.01 per share (the “Class B Special Voting Stock”), and (iv) 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Class A Common Stock and the Class B Common Stock are hereinafter referred to collectively as “Common Stock” and no other class or series of capital stock of the Corporation shall be considered as “Common Stock” for purposes of the certificate of incorporation of the Corporation. No share of Class B Common Stock shall be issued by the Corporation at any time when there is not already outstanding a share of Class B Common Stock or an LP Exchangeable Unit (as defined below).

Part B: Certain Definitions. As used in this Certificate of Incorporation, the following capitalized terms have the following respective meanings:

(1) “Affiliate” means, with respect to any Person, (a) any director or executive officer of such Person, (b) any spouse, parent, sibling, descendant or trust for the exclusive benefit of such Person or his or her spouse, parent, sibling or descendant (or the spouse, parent, sibling or descendant of any director or executive officer of such Person), and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, (i) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, by contract or otherwise and (ii) Onex and Onex Partners shall be deemed to control any Person (A) controlled by Gerald W. Schwartz so long as Mr. Schwartz controls Onex or (B) if Onex has sole or shared “voting power” or “investment power,” as those terms are defined in the rules of the Securities and Exchange Commission, over the Class B Common Stock held by such Person.

(2) “Business Day” shall mean any day other than a Saturday, a Sunday, or any day on which banking institutions in the State of New York are required or authorized to close by law or executive order.

(3) “Effective Date” has the meaning set forth in Article Twelfth.

(4) “Initial Investor Group” means (a) all members of the Onex Group and (b) any other Person who obtains Class B Common Stock through a direct sale or issuance by the Corporation, each of which shall be considered a member of the Initial Investor Group for purposes hereof.

(5) “Minimum Hold Condition” means, at any time, the state of affairs where the aggregate of the numbers of outstanding shares of Class B Common Stock and LP Exchangeable Units is at least 10% of the aggregate of the numbers of shares of Common Stock and LP Exchangeable Units then outstanding. The Minimum Hold Condition is not satisfied if, at any time, the foregoing requirement is not satisfied.

(6) “Onex” means Onex Corporation, a corporation organized and existing on the Effective Date under the laws of the Province of Ontario, Canada, and any successor to all or substantially all the assets and business thereof, including any interest owned by Onex in the shares of capital stock of the Corporation.

(7) “Onex Group” means Onex, Onex Partners and any Affiliate of Onex or Onex Partners, each of which shall be considered “a member of the Onex Group” for purposes hereof.

(8) “Onex Partners” means Onex Partners LP, a limited partnership organized and existing on the Effective Date under the laws of the State of Delaware, and any successor to all or substantially all the assets and business thereof, including any interest owned by Onex Partners in shares of capital stock of the Corporation.

(9) “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or other entity or a government or any department or agency thereof.

(10) “Transfer” with respect to shares of Common Stock means to sell, assign, donate, contribute, place in trust (including a voting trust), or otherwise voluntarily or involuntarily dispose of, directly or indirectly, such shares, but shall not include the creation of a security interest in or pledge of such shares.

Part C: Powers, Privileges and Rights of the Common Stock. All shares of Common Stock (both shares of Class A Common Stock and shares of Class B Common Stock) will be identical in all respects and will entitle the holders thereof to the same powers, privileges and rights, except as otherwise provided by law or the following provisions of this article or any other provision of the Corporation’s certificate of incorporation from time to time in effect. Without limiting the foregoing provisions of this paragraph, whenever any dividend or distribution (including any distribution upon liquidation, dissolution or winding up of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Class A Common Stock, a like dividend or distribution shall be made on the shares of Class B Common Stock, and, whenever any dividend or distribution is made on the shares of Class B Common Stock, a like dividend or distribution shall be made on the shares of Class A Common Stock; provided, however, that at any time when shares of Class B Common Stock are outstanding no dividend or other distribution shall be payable in shares of Class A Common Stock or Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock or Class B Common Stock (including a distribution pursuant to a stock split or a division of such class of stock or a recapitalization of the Corporation), unless only shares of Class A Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class A Common Stock and simultaneously only a like number per share of shares of Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class B Common Stock and otherwise in all material respects having the same powers, privileges and rights as the securities distributed with respect to the shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class B Common Stock. The Corporation shall not subdivide or combine (by stock split, reverse stock split, recapitalization, merger, consolidation or other transaction) its shares of Class A Common Stock or Class B Common Stock, as the case may be, without in the same manner subdividing or combining its shares of Class B Common Stock or Class A Common Stock, respectively.

Section 1. Mandatory Conversion and Optional Conversion of Shares of Class B Common Stock.

(a) Upon the Transfer of a share of Class B Common Stock to any Person other than a member of the Initial Investor Group, such share of Class B Common Stock so Transferred shall automatically, and without any notice to or action by the Corporation, the holder thereof or any other Person (other than the effectuation of the Transfer), convert into one share of Class A Common Stock. The Corporation shall not register or otherwise give effect to a Transfer of shares of Class B Common Stock referred to in the foregoing sentence without reflecting the conversion of such shares into shares of Class A Common Stock and, as soon as practicable after the Corporation has knowledge of any Transfer of shares of Class B Common Stock as to which conversion of such shares into shares of Class A Common Stock is required, shall effectuate the conversion of such shares. For the purpose of effectuating the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the provisions of this paragraph, the provisions of paragraph (e) of this section shall apply.

(b) Each holder of Class B Common Stock shall be entitled at any time, in the manner provided by paragraph (d) of this section, to convert all or any portion of such holder’s Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted.

(c) The right to convert shares of Class B Common Stock into shares of Class A Common Stock as provided by paragraph (b) of this section shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into shares of Class A Common Stock, as shall be stated in such notice, and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and the holder shall at such time also make payment or provision for payment of any taxes applicable to such Transfer if required by the following provisions of this subsection. As promptly as practicable following the surrender for conversion of a certificate representing shares to be converted with the notice and in the manner provided in this paragraph, and, in the event the conversion is effected in connection with a Transfer, the payment of any amount required by the provisions of this section to be paid by the holder in connection with such Transfer, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing the number of whole shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may have directed. The issuance of certificates for shares upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance; provided, however, that, if any such certificate is to be issued in a name other than that of the holder of the share or shares to be converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares to be converted accompanied by the required notice and payment, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares to be issued upon conversion of the shares surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that, if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares are to be so issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

(d) In the event of any conversion effected automatically without notice pursuant to paragraph (a) of this section, until the certificates representing shares which have been converted shall have been surrendered to the Corporation, such certificates shall represent the appropriate number of shares of Class B Common Stock or Class A Common Stock, as the case may be, into which the shares represented by such certificates shall have been converted. Upon surrender by any holder of certificates representing shares which have been automatically converted pursuant to paragraph (a) of this section, the Corporation shall issue to such holder a new certificate or certificates representing the number of shares of Class B Common Stock or Class A Common Stock, as the case may be, into which the shares represented by the surrendered certificates shall have been converted, without charge to the holder, provided that, in the event conversion is effected in connection with a Transfer, all required stamp and transfer taxes required to be paid in connection with such Transfer shall have been paid. Upon conversion of such shares, all rights of the holder of the converted shares as such holder shall cease, and the holder of such converted shares and/or such holder’s transferee(s) shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock or Class B Common Stock, as the case may be, issuable upon such conversion. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date such conversion has been automatically effected, or if such automatic conversion is effected on any date when the stock transfer books of the Corporation shall be closed, such automatic conversion shall be considered to have been effected immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

(e) No adjustments in respect of dividends declared and payable on Common Stock (of any class), or any other security into which shares of Class B Common Stock or Class A Common Stock shall be convertible, shall be made upon the conversion of shares of Class B Common Stock or Class A Common Stock as provided in this section; provided, however, that, if a share of Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on the shares or other security into which such share is convertible but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or any default in payment of the dividend or distribution due before the conversion.

(f) In the event of a reclassification of the Class A Common Stock or the Class B Common Stock, or a recapitalization of the Corporation or similar transaction, as a result of which the shares of Class A Common Stock or Class B Common Stock are converted into or exchanged for another security, then a holder of Class B Common Stock or Class A Common Stock, as the case may be, shall be entitled to receive upon conversion of such holder’s shares where permitted in accordance with the foregoing provisions of this section the amount per share of such other security that such holder would have received if such holder had converted any or all of such holder’s shares of Class B Common Stock into Class A

Common Stock, or all of such holder’s shares of Class A Common Stock into Class B Common Stock, as the case may be, immediately prior to the record date of such reclassification, recapitalization or similar transaction.

(g) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock (or any other security of the Corporation into which the Class B Common Stock becomes convertible), solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock (or any other security of the Corporation into which the Class B Common Stock becomes convertible) that shall be issuable upon the conversion of all outstanding shares of Class B Common Stock.

(h) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock (or any other security of the Corporation for which the LP Exchangeable Units become exchangeable), solely for the purpose of issuance upon the exchange of the outstanding LP Exchangeable Units, such number of shares of Class B Common Stock (or any other security of the Corporation for which the LP Exchangeable Units become exchangeable) that shall be issuable upon the exchange of all outstanding LP Exchangeable Units.

(i) Shares of Class B Common Stock that are converted into shares of Class A Common Stock (or another security) as provided herein shall continue as authorized but unissued shares of Class B Common Stock and shall be available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be re-issued at any time when no shares of Class B Common Stock or LP Exchangeable Units are outstanding. Shares of Class A Common Stock that are converted into shares of Class B Common Stock as provided herein shall continue as authorized but unissued shares of Class A Common Stock and shall be available for reissue by the Corporation.

Section 2. Voting Powers. Except as otherwise provided by law, by the following provisions of this section or by Part D or E of this article or by any other provision of the Corporation’s certificate of incorporation from time to time in effect, the holders of shares of Common Stock and the share of Class B Special Voting Stock shall have the sole power to vote on all matters on which stockholders of the Corporation may vote (or to consent in lieu of a vote at a meeting) and on all matters on which the holders of Common Stock and the Class B Special Voting Stock shall be entitled to vote (or consent in lieu of a vote at a meeting), the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock and the holder of the Class B Special Voting Stock shall vote together as though holders of a single class of capital stock (or, if any holders of any other class or series of capital stock of the Corporation are entitled to vote together with the holders of Common Stock of any class, as though a single class with the holders of such other class or series as well as the holders of Common Stock) and shall have on each such matter the voting powers provided by the following provisions of this section.

(a) Holders of Class A Common Stock shall have one vote per share on all matters on which holders of Common Stock are entitled to vote.

(b) Holders of Class B Common Stock shall have ten votes per share on all matters on which holders of Common Stock are entitled to vote until such time as the Minimum Hold Condition is not satisfied and shall thereafter have one vote per share.

(c) The holder of the share of Class B Special Voting Stock shall be entitled to vote on all matters submitted to a vote of the holders of Class B Common Stock (whether at an annual or special meeting or by written consent), voting together with the holders of Class B Common Stock as a single class (except as otherwise provided herein or required by applicable law). The holder of the share of Class B Special Voting Stock shall be entitled to cast on any such matter a number of votes equal to that number of votes which would attach to the Class B Common Stock receivable upon the exchange of the LP exchangeable units representing limited partnership interests in Emergency Medical Services L.P. (“LP Exchangeable Units”) outstanding on the record date established by the Company or by applicable law for such annual or special meeting or written consent of stockholders, as the case may be (other than LP Exchangeable Units owned by the Corporation or its Subsidiaries). In the case only of a vote of Class B Common Stock, voting separately as a class, the holder of the Class B Special Voting Stock shall be entitled to cast and exercise on such class vote that number of votes comprised in the voting rights which is equal to the number of LP Exchangeable Units outstanding on the record date established by the Company or by applicable law for such annual or special meeting or written consent of stockholders, as the case may be (other than those owned by the Corporation or its Subsidiaries).

If, notwithstanding the provisions of this paragraph (c) and paragraph (d) of this section, the holders of the Class B Common Stock shall be entitled by law to vote as a separate class on any matter without the holder of the Class B Special Voting Stock, then, in addition to any other vote of stockholders that may be required, the holder of the Class B Special Voting Stock shall be entitled to vote as a separate class on such matter.

(d) In addition to any other voting right or power to which the holders of Class B Common Stock shall be entitled by law or other provisions of the certificate of incorporation of the Corporation from time to time in effect, holders of Class B Common Stock, together with the holder of the Class B Special Voting Stock, shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on approval of (i) any alteration, repeal or amendment of the certificate of incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of Class B Common Stock or the holder of the Class B Special Voting Stock, and (ii) any merger or consolidation of the Corporation with any other entity if, as a result, shares of Class B Common Stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of Class A Common Stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock. In respect of any matter as to which the holders of the Class B Common Stock shall be entitled to a class vote in accordance with this section, holders shall have one vote per share and the affirmative vote of the holders of a majority of the shares of Class B Common Stock shall be required for approval.

(d) In addition to any other voting right or power to which the holders of Class A Common Stock shall be entitled by law or other provisions of the certificate of incorporation of the Corporation from time to time in effect, holders of Class A Common Stock shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on approval of (i) any alteration, repeal or amendment of the certificate of incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of Class A Common Stock, and (ii) any merger or consolidation of the Corporation with any other entity if, as a result, shares of Class B Common Stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of Class A Common Stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock. In respect of any matter as to which the holders of the Class A Common Stock shall be entitled to a class vote in accordance with this section, holders shall have one vote per share and the affirmative vote of the holders of a majority of the shares of Class A Common Stock shall be required for approval.

Part D: Powers, Privileges and Rights of Class B Special Voting Stock. The share of Class B Special Voting Stock will entitle the holder thereof to the powers, privileges and rights provided by law, by the provisions of Part C of this article or any other provision of the Corporation’s certificate of incorporation from time to time in effect.

The holder of the share of Class B Special Voting Stock will not be entitled to receive any dividend or distribution (including any distribution upon liquidation, dissolution or winding up of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) made on the shares of Common Stock and, whenever any dividend or distribution is made on the shares of Common Stock, no like dividend or distribution shall be made on the share of Class B Special Voting Stock. Upon the liquidation, dissolution or winding up of the Corporation, the holder of the Class B Special Voting Stock shall be entitled, prior and in preference to any distribution to holders of Common Stock, to receive the sum of $0.01.

Part E: Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each such series having such powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby granted to the Board of Directors of the Corporation to issue from time to time shares of the Preferred Stock in one or more series, each such series to include such number of shares and to have such powers, preferences and rights as are stated and expressed in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as required by the DGCL before such issuance and determining and fixing such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof (including, without limitation, dividend rights, special voting rights or powers, conversion rights, redemption privileges and liquidation preferences), as shall in the discretion of the Board of Directors of the Corporation be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Any shares of Preferred Stock which may be redeemed, repurchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.

Part F: Uncertificated Shares. Any or all classes and series of stock of the Corporation, or any part thereof, may be represented by uncertificated stock to the extent permitted by the DGCL. The rights and obligations of the holders of stock represented by certificates and the rights and obligations of the holders of uncertificated stock of the same class and series shall be identical.

ARTICLE SIXTH: By-Laws. The Board of Directors shall have the power to make, alter or repeal the By-Laws of the Corporation.

ARTICLE SEVENTH: Election and Term of Directors. Effective immediately upon the Effective Date (as defined in Article Twelfth), the Board of Directors shall be divided into three classes, Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of a class designated by the Board of Directors and if the fraction is two-thirds, each extra director shall be a member of a different class, as designated by the Board of Directors. Except as otherwise provided herein, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 2005, the directors first elected to Class II shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 2006, and the directors first elected to Class III shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 2007. Notwithstanding the foregoing formula provisions, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class under the formula provided in this Article Seventh immediately prior to such change, the following rules shall govern:

(a) Each director then serving as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his current term, or his prior death, resignation or removal.

(b) At each subsequent election of directors, even if the number of directors in the class whose term of office then expires is less than the number then allocated to that class under said formula, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation.

(c) At each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class under said formula, the Board of Directors shall designate one or more of the directorships then being elected as directors of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes under said formula.

(d) In the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeded the number then allocated to that class under said formula, the

Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class under said formula.

(e) In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the formula in this Article Seventh, as it applies to the number of directors authorized immediately following such increase.

(f) Designation of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under the foregoing paragraphs (c), (d) and (e) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to said class under said formula.

(g) If and for so long as the holders of any class or series of Preferred Stock, voting as a class, shall be entitled to elect a specified number of directors (including any period after shares of Preferred Stock have been converted into shares of Common Stock, if and for so long as the Corporation is contractually obligated to maintain such additional directorship(s)), then and during such period as such right or obligation continues the then otherwise authorized number of directors shall be increased by such specified number of director(s), and each such additional director shall serve for such term as shall be stated in the provisions pertaining to such class or series of Preferred Stock. At the end of such period, the term of any such additional director shall expire.

Notwithstanding any of the foregoing provisions of this Article Seventh:

(i) except as provided in clause (g) above, each director shall serve until his successor is elected and qualified or until his death, resignation or removal; and

(ii) so long as the Minimum Hold Condition is satisfied, any director or the entire Board of Directors may be removed, with or without cause, by the holders of Class A Common Stock, Class B Common Stock and Class B Special Voting Stock, voting together as a single class.

The election of directors need not be by written ballot unless the By-Laws of the Corporation shall otherwise provide.

ARTICLE EIGHTH: Indemnification. The Corporation shall indemnify to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director of the Corporation and the heirs, executors and administrators of such directors; and the Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify.

ARTICLE NINTH: Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he or she may be liable (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

ARTICLE TENTH: Certain Business Transactions. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE ELEVENTH: DGCL Section 203. The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE TWELFTH: Effective Date. This Certificate of Incorporation shall become effective, in accordance with the DGCL, upon filing with the office of the Secretary of State of the State of Delaware (the date of such effectiveness, the “Effective Date”).

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has duly executed this Amended and Restated Certificate of Incorporation on this 15th day of December, 2005.

By:	/s/ Todd G. Zimmerman
	Name:	Todd G. Zimmerman
	Title:	Executive Vice President and Secretary

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